Exhibit 8.1

[Letterhead of Fried, Frank, Harris, Shriver & Jacobson LLP]

July 5, 2017

Sabra Health Care REIT, Inc.

18500 Von Karman Avenue,

Suite 550

Irvine, CA 92612

Ladies and Gentlemen:

We have acted as special tax counsel to Sabra Health Care REIT, Inc., a Maryland corporation (“Sabra”), in connection with the Agreement and Plan of Merger, dated May 7, 2017, by and between the Company, Sabra Health Care Limited Partnership, a Delaware limited partnership, (the “Company OP”), PR Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), Care Capital Properties, Inc., a Delaware corporation (“CCP”) and Care Capital Properties, LP, a Delaware limited partnership (“CCP OP”) (together with the Exhibits and Schedules attached thereto, the “Merger Agreement”), which, among other things, provides for (i) the merger of CCP into Merger Sub, with Merger Sub surviving the merger (the “Initial Merger”), (ii) the merger of Merger Sub into the Company, with the Company surviving the merger (the “Subsequent Merger”), and (iii) the merger of CCP OP into the Company OP, with the Company OP surviving the merger (collectively with the Initial Merger and the Subsequent Merger, the “Mergers”). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Merger Agreement.

At your request, in connection with the filing of the Form S-4 by Sabra with the Securities and Exchange Commission (File No. 333-218678), including the joint proxy statement/prospectus forming a part thereof (as amended through the date hereof, the “Registration Statement”), we are rendering our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement; (ii) the Registration Statement; (iii) the factual statements and representations made by and on behalf of Sabra and CCP, in their respective tax representation letters (the “Tax Representation Letters”), dated as of the date hereof; and (iv) such other documents, information and materials as we have deemed necessary or appropriate (collectively, such documents with the Merger Agreement, the Registration Statement, and the Tax Representation Letters, the “Reviewed Documents”).

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (2) the Merger will be consummated at the Effective Time pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement and such other documents, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Sabra and CCP, in the Reviewed Documents are and, at all times up to and including the Effective Time, will continue to be true, complete and correct; (4) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Sabra and CCP, in the Reviewed Documents that are qualified by the knowledge and/or belief of any person or entity are and, at all times up to and including the Effective Time, will continue to be true, complete and correct as though not so qualified; (5) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to and including the Effective Time, there will be no plan, intention, understanding or agreement; and (6) for U.S. federal income tax purposes, Sabra and CCP, will treat the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, and that all such facts, information, statements and representations can be established to the Internal Revenue Service and the courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Mergers is consummated other than in accordance with the terms and conditions set forth in the Merger Agreement, our opinion as expressed below may be adversely affected.

Our opinion is based on the Code, the U.S. Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon and subject to the foregoing, and to the qualifications and limitations set forth herein, and in reliance upon the representations and assumptions described herein, we hereby confirm that the statements of law contained in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Merger”, to the extent they constitute matters of U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Mergers. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind.

Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We assume no obligation by reason of this opinion letter to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP